Exhibit 99.1

Calyxt Completes One-for-Ten Reverse Stock Split

ROSEVILLE, MN, April 24, 2023 (PR NEWSWIRE) – Calyxt, Inc. (Nasdaq: CLXT) (“Calyxt” or the “Company”) today announced that it has completed the previously announced reverse stock split of Calyxt’s common stock, par value $0.0001 per share (“Common Stock”), at a ratio of 1-for-10. The reverse stock split was previously approved by the Company’s stockholders at the annual meeting of shareholders on June 1, 2022.

Calyxt filed an amendment to its amended and restated certificate of incorporation to effectuate the reverse stock split as of 4:30 p.m. Eastern time on April 24, 2023 (the “effective date”) and the Common Stock will begin trading on an adjusted basis giving effect to the reverse stock split when the Nasdaq Capital Market opens on April 25, 2023. The Common Stock will continue trading on the Nasdaq Capital Market under the symbol “CLXT,” but will trade under a new CUSIP number (13173L206).

As a result of the reverse stock split, every ten shares of Common Stock issued and outstanding or held as treasury shares as of the effective date were automatically combined into one share of Common Stock. This reduced the number of outstanding shares of Common Stock from approximately 49.7 million to approximately 5.0 million. The reverse stock split had no effect on the number of shares of Common Stock authorized for issuance or on the par value of the Common Stock.

Outstanding Calyxt equity-based awards under Calyxt’s benefit plans were proportionately adjusted. No fractional shares were issued in connection with the reverse stock split and any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share.

The Company’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., is acting as exchange agent for the reverse stock split. Registered stockholders holding pre-split shares of Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning Common Stock via a broker, bank, custodian or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Such beneficial holders are encouraged to contact their broker, bank or custodian with any procedural questions.

Additional information concerning the reverse stock split can be found in Calyxt’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 19, 2022.

About Calyxt

Calyxt (Nasdaq: CLXT) is a plant-based synthetic biology company. Calyxt leverages its proprietary PlantSpring™ technology platform and Plant Cell Matrix™ structures to engineer plant metabolism to produce innovative high value plant-based chemistries for use in customers’ materials and products. As plant-based solutions, Calyxt’s synthetic biology products can be used in helping customers meet their sustainability targets and financial goals. Calyxt’s diversified offerings are primarily delivered through its proprietary BioFactory production system. For more information, visit www.calyxt.com.

PlantSpring, Plant Cell Matrix, PCM, BioFactory, and the Calyxt logo are trademarks of Calyxt, Inc. Any other trademarks belong to their respective owners.

Contact

Bill Koschak

investors@calyxt.com

651-425-1754